Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 22, 2018
(218) 628-2217

IKONICS ENDS 2017 WITH RECORD QUARTER

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced 2017 annual and fourth quarter financial results.  Sales for IKONICS reached an all-time quarterly record in the fourth quarter of 2017, setting a strong pace for 2018, according to Bill Ulland, CEO of the 65 year-old company.

“The first half of 2017 was negatively impacted by a temporary slowdown of orders from our largest aerospace customer,” Ulland said. “That problem, which was internal to that customer, was resolved in the fourth quarter.  In addition, the introduction of a new dye sublimation product, SubTHAT!™, further boosted fourth-quarter sales.”

“Earnings for the fourth quarter of 2017 were $0.19 per diluted share although annual sales were down 2% compared to 2016 primarily due to a weaker domestic screen printing market partially offset by growing export sales to this market and because of the above-mentioned slow-down in our aerospace sales early in the year.    These lower sales were also partially offset by an 102% increase in sales to the automotive industry and a stocking order for our new SubTHAT! products,” he said.  “Earnings for 2017 showed a loss of $226,000.”

Ulland noted several positive trends for 2018, including the reduction in the corporate federal income tax rate from 35% to 21%, an improved distribution for exports and a cost-reduction initiative that had a positive effect on fourth-quarter results and should continue to improve margins in 2018. “Our Chromaline screen print products will likely remain a primary source of revenue in 2018, and we anticipate continued growth in our automotive and aerospace business units as they become a more important part of our sales mix. Our Ikonics Imaging unit will be our primary platform for launching new products, such as our dye sublimation family of patent pending image transfer technology,” he added.

He concluded: “I believe that 2018 will see a return to profitability and growth.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior and market trends that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Months Ended December 31, 2017 and 2016

	Three Months Ended		Twelve Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
Net Sales	$4,944,791	$4,752,612	$17,243,244	$17,569,901
Cost of goods sold	3,071,689	3,002,061	11,512,699	11,332,991
Gross profit	1,873,102	1,750,551	5,730,545	6,236,910
Operating Expenses	1,466,289	1,661,858	6,195,154	6,258,914
Income (loss) from operations	406,813	88,693	(464,609)	(22,004)
Interest Expense	(20,605)	(21,502)	(83,080)	(58,222)
Other	6,178	4,484	23,542	11,165
Income (loss) before income taxes	392,386	71,675	(524,147)	(69,061)
Income tax expense (benefit)	23,617	65,415	(298,000)	(4,000)
Net Income (loss)	$368,769	$6,260	$(226,147)	$(65,061)
Income (loss) per common share-basic and diluted	$0.19	$0.00	$(0.11)	$(0.03)
Average diluted shares outstanding	1,988,498	2,018,831	2,007,613	2,018,649

Condensed Balance Sheets

As of December 31, 2017 and December 31, 2016

	12/31/2017	12/31/2016
Assets
Current assets	$8,271,383	$9,045,472
Property, plant, and equipment, net	8,301,661	8,912,395
Intangible assets, net	351,186	338,127
	$16,924,230	$18,295,994
Liabilities and Stockholders’ Equity
Current liabilities	$875,781	$1,313,377
Long-term debt	2,946,518	3,077,457
Deferred income taxes	144,000	446,000
Stockholders’ equity	12,957,931	13,459,160
	$16,924,230	$18,295,994

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2017 and 2016

	12/31/2017	12/31/2016
Net cash provided by operating activities	$204,689	$916,947
Net cash provided by (used in) investing activities	114,569	(5,316,572)
Net cash (used in) provided by financing activities	(438,271)	3,199,872

Net decrease in cash and cash equivalents	(119,013)	(1,199,753)
Cash and cash equivalents at beginning of period	1,048,713	2,248,466

Cash and cash equivalents at end of period	$929,700	$1,048,713